Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2021 (except for the restatement described in Note 2 and the effects thereof, as to which the date is July 8, 2021) with respect to the consolidated financial statements of Hyliion Holdings Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Dallas, Texas

July 8, 2021